Exhibit 99.1

Yonkers, New York February 8Th 2018. Alpha- En corp today announced the closing of a tranche of it’s Ser A preferred shares in the amount of $ 1,950,000.- This round was led by the Pitroda Group LLC and three members of the management team.

“We are very excited to have earned Sam’s endorsement of our process and its potential in the marketplace, not only as our CEO but now also as a significant investor. Management, current shareholders and new investors continue to showcase their commitment to the Company’s future by increasing their capital contributions, which allows us to continue to execute against our vision. For that we are very grateful.” says Jerome Feldman, Executive Chairman.

Sam Pitroda added: “Closing this round was an important step in our 2018 strategy. Becoming an investor in the Company demonstrates my conviction and support of the alpha-En corp platform and its talented team. Together we will strive to accomplish our milestones and goals for 2018, to help change the energy storage paradigm and to create value for our shareholders.”

About alpha-En Corporation

alpha-En Corporation (OTC: ALPE) is an innovative clean technology company focused on enabling next generation battery technologies by developing and bringing to market high purity lithium metal and associated products produced in a cost effective and environmentally sustainable manner. For more information, please visit http://alpha- encorp.com

Corporate Contact: Tom Suppanz, Managing Director Finance

tsuppanz@alpha-encorp.com

(914)417-4996